EXHIBIT 5.1

                                  July 6, 2004

AmeriChip International, Inc.
12933 W. 8 Mile Road
Detroit, MI  48325

Re:  AmeriChip International, Inc.
     Registration Statement on Form SB-2

Ladies and Gentlemen:

      We have acted as counsel to AmeriChip International, Inc. (the "Corporation") in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 81,119,403 shares of the Corporation's common stock (the "Common Stock").

      In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

      Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as may be amended from time to time), will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              SCHIFF HARDIN LLP


                                              By: /s/ Ernest M. Stern
                                                 -----------------------
                                                   Ernest M. Stern